 SWIFT ENERGY COMPANY
N E W S

FOR IMMEDIATE RELEASE
COMPANY CONTACT
Paul Vincent
Director – Finance & Investor Relations
(281) 874-2700, (800) 777-2412

SWIFT ENERGY ANNOUNCES:

FIRST QUARTER 2010 EARNINGS  OF $14.2 MILLION, OR $0.37 PER DILUTED SHARE;

FIRST QUARTER 2010 ADJUSTED CASH FLOW OF $64.0 MILLION, OR $1.69 PER DILUTED SHARE

HOUSTON, May 6, 2010 – Swift Energy Company (NYSE: SFY) announced today earnings of $14.2 million for the first quarter of 2010, or $0.37 per diluted share, which compares to a net loss of $59.0 million, or $1.90 per diluted share, incurred in the first quarter of 2009 (due to a non-cash ceiling test write down).

Adjusted cash flow (cash flow before working capital changes, a non-GAAP measure - see page 6 for reconciliation to the GAAP measure) for the first quarter 2010 increased 38% to $64.0 million, or $1.69 per diluted share, compared to $46.3 million, or $1.49 per diluted share, for the first quarter 2009.

Swift Energy produced 2.04 million barrels of oil equivalent (“MMBoe”) during the first quarter of 2010, which is a 14% decrease compared to first quarter 2009 production of 2.37 MMBoe.

Terry Swift, CEO of Swift Energy commented, “The first quarter of 2010 saw Swift Energy’s first strategic production tests from the Eagle Ford Shale.  The Fasken EF 1H in Webb County tested at a rate of 9.4 million cubic feet of gas per day (“MMcfg/d”), the PCQ 1H in McMullen County tested at a rate of 1,134 barrels of oil per day (“Bbls/d”) and 1.1 MMcfg/d and the Bracken JV 1H well, drilled by our joint venture partner in McMullen County, tested at a rate of 9.0 MMcfg/d.  The tests from these initial appraisal wells further demonstrate that our Eagle Ford acreage position has excellent oil and gas development potential.  Swift Energy’s large acreage position in this play should provide us with significant, multi-year development opportunities, which can deliver meaningful production and reserves growth in the years to come.

“While our activity levels have picked up recently in South Texas, much of the first quarter was spent optimizing the project management processes we believe are necessary to maximize the value of our assets, particularly in the Eagle Ford and Olmos formations.  These processes include batch drilling techniques, large scale water handling systems and stronger alliances with our service providers and vendors, all of which should improve our drilling and completion efforts.

“Although the natural gas market is experiencing continued weakness, our current production mix is weighted toward crude oil and natural gas liquids, which provide us stronger cash flows.  We intend to take advantage of this stronger liquids pricing environment by focusing our activity on oil and liquids production as we continue evaluating and delineating our entire acreage position.  This focus will add higher value production, but slightly lower full year production volumes than previously guided.  Our drilling results also support a change of our previously stated year end reserves guidance from an increase of 5-10% to an increase of 8-12% over year end 2009 levels.  We are also increasing our average daily production exit rate guidance from 27,500 barrels of oil equivalent per day (“Boe/d”) to 28,000 Boe/d.”

Revenues and Expenses

Total revenues for the first quarter of 2010 increased 44% to $109.8 million from the $76.4 million generated in the first quarter of 2009, primarily attributable to higher commodity prices.

Depreciation, depletion and amortization expense (“DD&A”) of $18.72 per barrel of oil equivalent (“Boe”) in the first quarter of 2010 increased from $18.57 per Boe of DD&A in the comparable period in 2009, due to a higher overall full cost base.  Lease operating expenses, before severance and ad valorem taxes, were $9.12 per Boe in the first quarter 2010, an increase of 9% compared to $8.37 per Boe in the first quarter of 2009.  Despite overall absolute lower lease operating expenses, per unit lease operating expenses increased due to lower production levels.  Severance and ad valorem taxes increased to $5.66 per Boe from $3.67 per Boe in the comparable period due to higher commodity prices.

General and administrative expenses increased to $4.52 per Boe during the first quarter of 2010 from $3.56 per Boe in the same period in 2009 due to an increase in office related costs and lower production levels.  Interest expense increased to $4.07 per Boe in the first quarter of 2010 compared to $3.16 per Boe for the same period in 2009 due to higher interest amounts and rates associated with long term debt.

Production & Pricing

Swift Energy’s first quarter 2010 production was 2.04 MMBoe, a decrease of 14% when compared to 2009 first quarter production of 2.37 MMBoe.  Sequentially, production decreased 8% from the 2.21 MMBoe produced in the fourth quarter of 2009.  First quarter production decreased as a result of limited new drilling activity, freezing problems due to unusually colder temperatures in Southeast Louisiana, unplanned equipment repairs at Lake Washington and natural declines.

The Company realized an aggregate average price of $53.81 per Boe during the quarter, an increase of 67% from the $32.29 per Boe average price received in the first quarter of 2009.  In the first quarter of 2010, average crude oil prices increased 90% to $78.10 per barrel from $41.15 per barrel realized in the same period in 2009.  For the same periods, average natural gas prices were $4.74 per thousand cubic feet (“Mcf”), an increase of 13% from the $4.19 per Mcf domestic average price realized a year earlier.  Prices for natural gas liquids (“NGL”) averaged $44.71 per barrel in the first quarter for a 99% increase from first quarter 2009 NGL prices of $22.52 per barrel.

First Quarter Drilling Activity

In the first quarter of 2010, Swift Energy drilled and completed two exploration wells and participated in one non-operated exploration well.  The Company drilled and completed two of five development wells during the quarter.  In the Company’s South Texas core area, one operated horizontal well was drilled to test the Eagle Ford Shale in Webb County, one operated horizontal well was drilled to test the Eagle Ford Shale in McMullen County, and one non-operated horizontal well was drilled by a joint venture partner to test the Eagle Ford Shale in McMullen County.  One shallow

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vertical development well was also drilled and completed during the quarter in the AWP field in McMullen County.  In Swift Energy’s Southeast Louisiana core area, one of four development wells drilled in the Lake Washington field was completed.

Swift Energy currently has three operated rigs and one non-operated rig drilling in its South Texas core area, and one rig drilling in its Southeast Louisiana core area.

Operations Update

In the Company’s South Texas core area, the Fasken EF 1H, drilled in Webb County, and the PCQ 1H, drilled in McMullen County, were both completed in the Eagle Ford Shale formation during the first quarter.  The initial production rate for the Fasken EF 1H was 9.4 MMcfg/d with flowing casing pressure of 4,550 psi on a 22/64” choke.  This well is the first Eagle Ford Shale discovery that Swift Energy has drilled and is currently producing at a curtailed rate of 1 MMcfg/d due to sales line limitations.  The initial production rate of Swift Energy’s second Eagle Ford well, the PCQ 1H well, was 1,134 Bbls/d and 1.1 MMcfg/d, with a flowing casing pressure of 1,750 psi on a 24/64” choke.  This well requires additional facilities to be installed and will be producing to sales in early May.

Also in McMullen County, the Company’s joint venture partner drilled the Bracken JV 1H and fracture stimulated the well in April.  The initial production rate of this well was 9.0 MMcfg/d with flowing casing pressure of 5,815 psi on a 24/64” choke.  This well’s production rate was subsequently restricted temporarily, awaiting the installation of further production facilities, to a choke setting of 17/64” and a rate of 6.4 MMcfg/d.  The current rate of this well remains at 6.4 MMcfg/d and has been on production for 30 days.   In accordance with the Joint Venture agreement, Swift Energy has assumed operation of this 50% working interest well.  The second well of this joint venture program has been drilled but not yet completed and a third well is expected to commence drilling operations shortly.

In the northern portion of the AWP field, the final well of a shallow vertical drilling program, the Henry #1, which concluded drilling operations in January, was recently completed and brought on line.

Updating recent activity, Swift Energy has concluded drilling operations and is preparing to complete its next operated Eagle Ford Shale well, the Hayes 1H, in McMullen County.  This well was drilled efficiently and established a new technical limit for the Company’s operations. Two additional horizontal wells targeting the Eagle Ford Shale are currently being drilled.  The surface hole portion of both of these wells was drilled by a lower cost, lower horsepower rig to improve drilling efficiency.  This approach will continue throughout the 2010 drilling program in South Texas. The Company’s sixth horizontal well targeting the Olmos formation, the Huff 1H, has also concluded drilling operations and will be completed during the second quarter.

In its Southeast Louisiana core area at the Lake Washington field, the Company drilled three wells, completing one and plugging two during the quarter.  The CM #410 was drilled to a measured depth of 5,388 feet and encountered 79 feet of true vertical net pay.  This well has averaged approximately 350 gross Bbls/d of oil over the past thirty days.  During the first quarter, the Company drilled a fourth well that encountered commercial quantities of hydrocarbons but was plugged due to a mechanical failure.  This well was re-drilled in April as the CM #411 to a measured depth of 5,481 feet.  This well logged 334 feet of true vertical net pay and will be placed on production early in the second quarter.

Also during the quarter at the Lake Washington field, all seven recompletions that were performed were successful.   Average initial production from these operations was approximately 339 gross Boe/d.  The Company’s preventative maintenance program identified a small leak at the bulk separator for the 6700 facility, which normally handles 2,500 Bbls/d.  Unplanned repairs required this

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unit to be out of service for ten days but this work eliminated the risk of this small issue having a lasting effect on Lake Washington operations.  To increase capacity and service additional gas lift volumes, a new amine treating system is being installed at the CM3/Caseload facility.  This new unit will double treating capacity to 36 MMcfg/d.

In the Bay de Chene field, a barge rig will move into the field and the Company will resume drilling operations during the second quarter.

Reaffirmation of Borrowing Base

After a regular semi-annual review of its $500 million facility by its bank group, Swift Energy’s borrowing base was affirmed at $277.5 million effective May 1, 2010.  Swift Energy had no borrowings outstanding on this facility as of April 30, 2010.

Price Risk Management

Swift Energy has purchased natural gas floors that will cover more than 60% of its currently expected second quarter 2010 natural gas production at an average NYMEX strike price of $4.73 per MMBtu.  The Company has also purchased floors at a $77.62 per barrel average NYMEX strike price covering more than 40% of its second quarter 2010 crude oil production.  Additionally, crude oil floors have been purchased for the third quarter 2010 covering 5% of that quarter’s estimated domestic crude oil production with a NYMEX strike price of $79.50 per barrel.  On an ongoing basis, details of Swift Energy’s complete price risk management activities can be found on the Company’s website (www.swiftenergy.com).

Earnings Conference Call

Swift Energy will conduct a live conference call today, Thursday, May 6, at 9:00 a.m. CDT to discuss first quarter 2010 financial results.  To participate in this conference call, dial 973-339-3086 five to ten minutes before the scheduled start time and indicate your intention to participate in the Swift Energy conference call. A digital replay of the call will be available later on May 6 until May 13, by dialing 706-645-9291 and using Conference ID # 66143796.  Additionally, the conference call will be available over the Internet by accessing the Company’s website at www.swiftenergy.com and by clicking on the event hyperlink. This webcast will be available online and archived at the Company’s website.

Annual Shareholder Meeting

Swift Energy’s Annual Meeting of Shareholders will be held at 4:00 p.m. CDT on Tuesday, May 11, 2010, at the Hilton Houston North, 12400 Greenspoint Drive, Houston Texas 77060. The public is invited to attend to hear management’s discussion of 2010 opportunities and operating environment.

Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on oil and natural gas reserves onshore in Louisiana and Texas and in the inland waters of Louisiana.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The opinions, forecasts, projections, guidance or other statements other than statements of historical fact, are forward-looking statements.  These statements are based upon assumptions that are subject to change and to risks, especially the uncertainty and costs of finding, replacing, developing and acquiring reserves,  availability and cost of capital, labor, services, supplies and facility capacity, hurricanes or tropical storms disrupting operations, and, volatility in oil or gas prices, uncertainty and costs of finding, replacing, developing or acquiring reserves, and disruption of operations  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Certain risks and uncertainties inherent in the Company’s business are set forth in the filings of the Company with the Securities and Exchange Commission.  Estimates of future financial or operating performance provided by the Company are based on existing market conditions and engineering and geologic information available at this time.  Actual financial and operating performance may be higher or lower.  Future performance is dependent upon oil and gas prices, exploratory and development drilling results, engineering and geologic information and changes in market conditions.

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SWIFT ENERGY COMPANY
SUMMARY FINANCIAL INFORMATION (1)
FROM CONTINUING OPERATIONS
(Unaudited)
(In Thousands Except Per Share and Price Amounts)

	Three Months Ended March 31,
	2010	2009	Percent Change
Revenues:
Oil & Gas Sales	$110,025	$76,418	44%
Other	(179)	(59)	NM
Total Revenue	$109,846	$76,359	44%
Income (Loss) From Continuing Operations	$14,240	$(59,003)	NM
Basic EPS – Continuing Operations	$0.37	$(1.90)	NM
Diluted EPS – Continuing Operations	$0.37	$(1.90)	NM
Net Cash Provided By Operating Activities – Continuing Operations	$59,265	$50,734	17%
Net Cash Provided By Operating Activities, Per Diluted Share – Continuing Operations	$1.56	$1.63	(4	) %
Cash Flow Before Working Capital Changes(2) (non-GAAP measure) – Continuing Operations	$63,697	$46,280	38%
Cash Flow Before Working Capital Changes, Per Diluted Share – Continuing Operations	$1.69	$1.49	13%
Weighted Average Shares Outstanding (Basic)	37,652	31,031	21%
Weighted Average Shares Outstanding (Diluted)	37,870	31,031	22%
EBITDA (non-GAAP measure)	$70,375	$39,446	78%
Production (MBoe) – Continuing Operations	2,045	2,366	(14	) %
Realized Price ($/Boe) – Continuing Operations	$53.81	$32.29	67%

(1)	The production, revenue, expense, cash flow and income information reported are the results of continuing operations of Swift Energy.
(2)
See reconciliation on page 6.  Management believes that the non-GAAP measures EBITDA and cash flow before working capital changes are useful information to investors because they are widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry.  Many investors use the published research of these analysts in making their investment decisions.

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Reconciliation of GAAP (a) to non-GAAP Measures
(Unaudited)
(In Thousands)

	Three Months Ended
	Mar. 31, 2010	Mar. 31, 2009
INCOME TO EBITDA RECONCILIATIONS:
Income (Loss) from Continuing Operations	$14,240	$(59,003)	124%
Provision (Benefit) for Income Taxes	8,581	(32,966)
Interest Expense, Net	8,326	7,467
Depreciation, Depletion & Amortization & ARO (b)	39,228	44,636
Write-Down of Oil and Gas Properties	---	79,312
EBITDA	$70,375	$39,446	78%

	Three Months Ended
	Mar. 31, 2010	Mar. 31, 2009
CASH FLOW RECONCILIATIONS:
Net Cash Provided by Operating Activities – Continuing Operations	$59,265	$50,734	17%
Increases and Decreases In:
Accounts Receivable	713	(2,648)
Accounts Payable and Accrued Liabilities	10,809	(536)
Income Taxes Payable	(126)	248
Accrued Interest	(6,694)	(1,518)
Cash Flow Before Working Capital Changes – Continuing Operations	$63,967	$46,280	38%

(a)	GAAP—Generally Accepted Accounting Principles
(b)	Includes accretion of asset retirement obligation

Note: Items may not total due to rounding

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SWIFT ENERGY COMPANY
SUMMARY BALANCE SHEET INFORMATION
(Unaudited)
(In Thousands)

	As of March 31, 2010	As of December 31, 2009
Assets:
Current Assets:
Cash and Cash Equivalents	$39,101	$38,469
Other Current Assets	69,773	69,567
Current Assets Held for Sale	564	564
Total Current Assets	109,438	108,600
Oil and Gas Properties	3,564,507	3,492,980
Other Fixed Assets	37,029	37,130
Less-Accumulated DD&A	(2,252,776)	(2,214,146)
	1,348,760	1,315,964
Other Assets	9,942	10,201
	$1,468,140	$1,434,765
Liabilities:
Current Liabilities	$107,757	$103,604
Long-Term Debt	471,452	471,397
Deferred Income Taxes	132,606	123,577
Asset Retirement Obligation	56,193	55,298
Other Long-term Liabilities	1,931	1,990
Stockholders’ Equity	698,201	678,899
	$1,468,140	$1,434,765

Note: Items may not total due to rounding

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SWIFT ENERGY COMPANY
SUMMARY INCOME STATEMENT INFORMATION
(Unaudited)
In Thousands Except Per Boe Amounts

	Three Months Ended		Three Months Ended
	Mar. 31, 2010	Per Boe	Mar. 31, 2009	Per Boe
Revenues:
Oil & Gas Sales	$110,025	$53.81	$76,418	$32.29
Other Revenue	(179)	(0.08)	(59)	(0.02)
	109,846	53.73	76,359	32.27
Costs and Expenses:
General and Administrative, net	9,251	4.52	8,419	3.56
Depreciation, Depletion & Amortization	38,274	18.72	43,934	18.57
Accretion of Asset Retirement Obligation (ARO)	954	0.47	702	0.30
Lease Operating Costs	18,648	9.12	19,808	8.37
Severance & Other Taxes	11,572	5.66	8,686	3.67
Interest Expense, Net	8,326	4.07	7,467	3.16
Write-down of Oil and Gas Properties	-	-	79,312	33.51
Total Costs & Expenses	$87,025	$42.56	$168,328	$71.13
Income (Loss) from Continuing Operations Before Income Taxes	22,821	11.16	(91,969)	(38.86)
Provision (Benefit) for Income Taxes	8,581	4.20	(32,966)	(13.93)
Income (Loss) from Continuing Operations	$14,240	$6.97	$(59,003)	$(24.93)
Loss from Discontinued Operations, Net of Taxes	(35)	NM	(126)	NM
Net Income (Loss)	$14,205	NM	$(59,129)	NM

Additional Information:
Total Capital Expenditures	$71,426		$47,665
Capitalized Geological & Geophysical	$5,913		$6,212
Capitalized Interest Expense	$1,770		$1,523
Deferred Income Tax	$10,692		$(29,866)

Note: Items may not total due to rounding

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SWIFT ENERGY COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)
(In Thousands)

	Three Months Ended
	Mar. 31, 2010	Mar. 31, 2009
Cash Flows From Operating Activities:
Net Income (Loss)	$14,205	$(59,129)
Plus Loss From Discontinued Operations, Net of Taxes	35	126
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities -
Depreciation, Depletion, and Amortization	38,274	43,934
Write-down of Oil and Gas Properties	---	79,312
Accretion of Asset Retirement Obligation (ARO)	954	702
Deferred Income Taxes	10,692	(29,866)
Stock Based Compensation Expense	2,364	2,029
Other	(2,557)	9,172
Change in Assets and Liabilities -
(Increase)/Decrease in Accounts Receivable	(713)	2,648
Increase/(Decrease) in Accounts Payable and Accrued Liabilities	(10,809)	536
Increase/(Decrease) in Income Taxes Payable	126	(248)
Increase in Accrued Interest	6,694	1,518
Cash Provided by Operating Activities – Continuing Operations	59,265	50,734
Cash Provided by/(Used in) Operating Activities – Discontinued Operations	46	(244)
Net Cash Provided by Operating Activities	59,311	50,490

Cash Flows From Investing Activities:
Additions to Property and Equipment	(63,386)	(103,370)
Proceeds from the Sale of Property and Equipment	52	40
Cash Used in Investing Activities – Continuing Operations	(63,334)	(103,330)
Cash Provided by Investing Activities – Discontinued Operations	5,000	---
Net Cash Used in Investing Activities	(58,334)	(103,330)

Cash Flows From Financing Activities:
Net Proceeds From Bank Borrowings	---	56,000
Net Proceeds From Issuance of Common Stock	1,331	724
Purchase of Treasury Shares	(1,676)	(633)
Cash Provided by/(Used in) Financing Activities – Continuing Operations	(345)	56,091
Cash Provided by Financing Activities – Discontinued Operations	---	---
Net Cash Provided by (Used in) Financing Activities	(345)	56,091
Net Increase in Cash and Cash Equivalents	632	3,251
Cash and Cash Equivalents at the Beginning of the Period	38,469	283
Cash and Cash Equivalents at the End of the Period	$39,101	$3,534

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SWIFT ENERGY COMPANY
OPERATIONAL INFORMATION
QUARTERLY COMPARISON -- SEQUENTIAL & YEAR-OVER-YEAR
(Unaudited)

	Three Months Ended				Three Months Ended
	Mar. 31, 2010	Dec. 31, 2009	Percent Change		Mar. 31, 2009	Percent Change
Production :
Oil & Natural Gas Equivalent (MBoe)	2,045	2,214	(8	) %	2,366	(14	) %
Natural Gas (Bcf)	4.77	4.75	0%		5.71	(16	) %
Crude Oil (MBbl)	945	1,133	(17	) %	1,108	(15	) %
NGL (MBbl)	303	289	5%		307	(1	) %

Average Prices:
Combined Oil & Natural Gas ($/Boe)	$53.81	$51.75	4%		$32.29	67%
Natural Gas ($/Mcf)	$4.74	$3.75	26%		$4.19	13%
Crude Oil ($/Bbl)	$78.10	$75.09	4%		$41.15	90%
NGL ($/Bbl)	$44.71	$40.45	11%		$22.52	99%

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SWIFT ENERGY COMPANY
SECOND QUARTER AND FULL YEAR 2010
GUIDANCE ESTIMATES

	Actual For First Quarter 2010		Guidance For Second Quarter 2010			Guidance For Full Year 2010

Production Volumes (MMBoe)		2.04	2.04	-	2.12	9.10	-	9.40

Production Mix:
Natural Gas (Bcf)		4.77	5.01	-	5.21	22.89	-	23.66
Crude Oil (MMBbl)		0.95	0.92	-	0.95	3.99	-	4.13
Natural Gas Liquids (MMBbl)		0.303	0.290	-	0.301	1.28	-	1.33
Product Pricing (Note 1):
Natural Gas (per Mcf)
NYMEX Differential (Note 2)		$(0.56)	($0.50)	-	($1.00)	($0.50)	-	($1.10)
Crude Oil (per Bbl)
NYMEX differential (Note 3)		$(0.78)	($1.00)	-	($2.50)	($1.00)	-	($2.50)
NGL (per Bbl)
Percent of NYMEX Crude		57%	50%	-	65%	50%	-	65%
Oil & Gas Production Costs:
Lease Operating Costs (per Boe)		$9.12	$9.40	-	$9.90	$8.60	-	$9.10
Severance & Ad Valorem Taxes (as % of Revenue dollars)		10.5%	10.5%	-	11.5%	10.5%	-	11.5%
Other Costs:
G&A per Boe		$4.52	$4.20	-	$4.40	$3.80	-	$4.00
Interest Expense per Boe		$4.07	$3.80	-	$4.05	$3.55	-	$3.80
DD&A per Boe		$18.72	$19.00	-	$19.50	$19.00	-	$19.50
Supplemental Information:
Capital Expenditures
Operations		$63,743	$85,000	-	$100,000	$270,000	-	$341,000
Acquisition/Dispositions, net	$	---	-	-	-	-	-	-
Capitalized G&G (Note 4)		$5,913	$ 5,700	-	$ 6,100	$23,000	-	$25,000
Capitalized Interest		$1,770	$ 1,600	-	$ 1,900	$7,000	-	$ 9,000
Total Capital Expenditures		$71,426	$92,300	-	$108,000	$300,000	-	$375,000

Basic Weighted Average Shares		37,652	37,700	-	37,900	37,700	-	37,900
Diluted Computation:
Weighted Average Shares		37,870	38,000	-	38,200	38,000	-	38,200

Effective Tax Rate		37.6%	36.0%	-	38.0%	36.0%	-	38.0%
Deferred Tax Percentage		100%	90%	-	100%	90%	-	100%

Note 1:	Swift Energy now maintains all its current price risk management instruments (hedge positions) on its Hedge Activity page on the Swift Energy website (www.swiftenergy.com).
Note 2:	Average of monthly closing Henry Hub NYMEX futures price for the respective contract months, included in the period, which best benchmarks the 30-day price received for domestic natural gas sales.
Note 3:	Average of daily WTI NYMEX futures price during the calendar period reflected which best benchmarks the daily price received for the majority of crude oil sales.
Note 4:	Does not include capitalized acquisition costs, incorporated in acquisitions when occurred.

16825 Northchase Drive, Suite 400, Houston, Texas 77060
www.SwiftEnergy.com

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